Rule: 424(b)(3)
                                                              File No: 333-86829

                  PRICING SUPPLEMENT NO. 10 DATED APRIL 26, 2000
        (To Prospectus Supplement dated December 23, 1999 and Prospectus dated December 10, 1999)
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                           FLEET BOSTON CORPORATION
           SENIOR MEDIUM-TERM NOTES, SERIES P (The "Senior Notes") AND
       SUBORDINATED MEDIUM-TERM NOTES, SERIES Q (The "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

            Series P (Senior) [x]                                          Series Q (Subordinated)  [ ]

Principal Amount:             $55,000,000.00                               CUSIP Number:         33900QAW4
Price to Public:              100.00%                                      Original Issue Discount (OID) Note:  [ ]  Yes   [x]  No
                                                                           ----------------------------------
                                                                           Total Amount of OID:
Issue Date:                   May 1, 2000                                  Yield to Maturity:
Maturity Date:                May 1, 2002                                  Initial Accrual Period OID:
Price to Issuer
  (as % principal):           99.9620%
Specified Currency (if
  other than U.S. Dollars):
Interest Rate Basis:                              [ ] CMT Rate                            [ ] Treasury Rate
                                                      Designated CMT Telerate Page:       [ ] Federal Funds Rate
                                                      Designated CMT Maturity Index:      [ ] Prime Rate
                                                  [ ] Commercial Paper Rate               [ ] Other:
                                                  [x] LIBOR
                                                      LIBOR SCREEN
                                                            Telerate [x]
                                                            Reuters  [ ]
                                                            Other    [ ]

Index Maturity:               3 Month
Spread:                       plus 14 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:        6.53125%
Method of Calculation:          Actual / 360    [x]     Actual/Actual [ ]    30/360 [ ]

Interest Determination Dates:                   [ ] One Business Day Prior to the Interest Reset Date (No Rate Cutoff)
                                                [ ] Two Business Days Prior to the Interest Reset Date
                                                [x] Two London Business Days Prior to the Interest Reset Date
Initial Interest Reset Date:  August 1, 2000
Interest Reset Dates:         Quarterly on each Interest Payment Date
Interest Payment Dates:         the 1st of each August, November, February and May
                                or next good New York and London business day commencing
                                August 1, 2000, and subject to modified following business day convention.
Regular Record Dates (if other than the 15th day prior to each Interest Payment Date):
Interest Reset Period:        Quarterly
Interest Payment Period:      Quarterly
Calculation Agent (if other than Bank of New York):
Redemption:                                     [x]  The Notes cannot be redeemed prior to maturity
                                                [ ]  The Notes can be redeemed prior to maturity
                                                               Initial Redemption Date:
                                                               Initial Redemption Percentage:
                                                               Annual Redemption Percentage Reduction:
Repayment:                                      [x]  The Notes cannot be repaid prior to maturity
                                                [ ]  The Notes can be repaid prior to maturity, at the
                                                       option of the holder of the Note
                                                               Holder's Optional Repayment Date(s):
Index Currency:                                 Place of Payment:                 Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:                                Lehman Brothers Inc.
Agent's Capacity:                         [x] As Principal         [ ] As Agent
Delivery:                             DTC # 636

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Additional  Terms: